UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2022

ENERGY 11, L.P.
(Exact name of registrant as specified in its charter)

Delaware	000-55615	46-3070515
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

120 W 3rd Street, Suite 220 Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 882-9192

                           Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Energy 11, L.P. (the “Partnership”) is filing this report in accordance with Item 8.01 of Form 8-K.

Item 8.01 – Other Events

In May 2021, the Partnership successfully refinanced its credit facility to ensure the Partnership would have available capital, when and if needed, for expenditures necessary for the development of new oil and natural gas wells on the Partnership’s undrilled acreage in North Dakota. As of June 30, 2022, the Partnership had outstanding borrowings of $16 million on its credit facility.

Since the beginning of 2019, the Partnership has elected to participate in the drilling and completion of 80 new wells in the Sanish field of North Dakota. In total, the Partnership’s estimated share of capital expenditures for the drilling and completion of these 80 wells is approximately $102 million, of which approximately $91 million was incurred as of August 31, 2022. Specifically, the Partnership has incurred approximately $31.4 million in capital expenditures from January 1, 2022 through August 2022 on new well investment. As of the date of the filing of this Form 8-K, approximately 62 of the 80 wells in the Partnership’s drilling program have been completed and were producing, but the Partnership is only receiving revenue proceeds from 46 of the 62 completed wells.

For non-operator, working-interest owners in oil and natural gas wells like the Partnership, there is a delay between when capital is invested to drill new wells and when the cash is actually received, as operators are permitted a grace period under the joint operating agreements that govern the operator and working interest owner relationship. To bridge the time gap from investment to incremental operational cash flow from the 16 wells not yet being paid out by its operator, the Partnership has borrowed approximately $13 million on its credit facility during the third quarter of 2022 to pay its capital obligations as they become due under the drilling program.

As of the date of filing of this Form 8-K, the Partnership’s outstanding balance on its credit facility is approximately $29 million. The Partnership’s ability to make distributions to its limited partners is contingent on remaining compliant with all applicable covenants under its credit facility as well as ensuring the outstanding balance of its credit facility is at or below 50% of the Partnership’s current borrowing base (“Restricted Payment Clause”). The borrowings made in the third quarter of 2022 on its credit facility have increased the Partnership’s utilization of its credit facility to a level that exceeds 50% of the Partnership’s current borrowing base. In September 2022, the lender group of the Partnership’s credit facility agreed to waive the Restricted Payment Clause for the next three months. This waiver permits the Partnership to continue to make distributions to its limited partners for the months of September 2022, October 2022 and November 2022 even if the Partnership’s utilization of its credit facility exceeds 50% of the current borrowing base. The Partnership anticipates that the receipt of the incremental cash flow generated by newly-completed wells will allow the Partnership to make principal payments to reduce the utilization of the effective borrowing base below 50% in the coming months.

Forward-Looking Statements

Certain statements contained in this Current Report on Form 8-K other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” and similar expressions that convey the uncertainty of future events or outcomes. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Partnership to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Although the Partnership believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this letter will prove to be accurate. Any forward-looking statement that the Partnership makes speaks only as of the date of this Form 8-K, and the Partnership undertakes no obligation to publicly update or revise any forward-looking statements or cautionary factors, as a result of new information, future events, or otherwise, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	September 30, 2022

ENERGY 11, L.P.

		By:	/s/ David McKenney
David McKenney
Chief Financial Officer of Energy 11 GP, LLC